UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MOVIE GALLERY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOVIE GALLERY, INC.
900 West Main Street
Dothan, Alabama 36301

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2007

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Movie Gallery, Inc. (the “Company”) will be held on Thursday, June 7, 2007, at 10:00 a.m. local time at the Atlanta Marriott Suites Midtown, 35 14th Street N.E., Atlanta, Georgia 30309 for the following purposes:

(1)         To elect members of our Board of Directors to serve until the next annual meeting of stockholders;

(2)         To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 65,000,000 to 250,000,000 and the number of authorized shares of our preferred stock from 2,000,000 to 10,000,000;

(3)         To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 6, 2008; and

(4)         To transact any other business that may properly come before the annual meeting or any adjournments thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on April 20, 2007 as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting. Only stockholders at the close of business on the record date are entitled to vote at the annual meeting and any postponements or adjournments of the annual meeting.

By Order of the Board of Directors,

S. Page Todd
Executive Vice President, Secretary, General
Counsel and Chief Compliance Officer

Dothan, Alabama
May 4, 2007

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the annual meeting, you are urged to vote, date and sign the enclosed proxy and return it promptly in the enclosed postage paid envelope. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting, you may revoke your proxy and vote your shares in person.

TABLE OF CONTENTS

MEETING & VOTING PROCEDURES	1
PROPOSAL 1—ELECTION OF DIRECTORS	6
Information Relating to Director Nominees	6
The Board of Directors	7
Compensation Discussion and Analysis	12
Executive Compensation	19
Certain Relationships and Related Transactions	27
Equity Compensation Plan Information	28
PROPOSAL 2—APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMMON STOCK AND PREFERRED STOCK	29
PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 6, 2008	31
Audit and Related Fees	31
Audit Committee Pre-Approval Policies and Procedures	32
Report of the Audit Committee	32
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34
OTHER MATTERS	37
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	37
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS	37
HOUSEHOLDING OF PROXY MATERIAL	37
ANNUAL REPORT ON FORM 10-K	38

MOVIE GALLERY, INC.
900 West Main Street
Dothan, Alabama 36301

PROXY STATEMENT
FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies to be voted at our 2007 Annual Meeting of Stockholders, which we refer to as the annual meeting. Our annual meeting will be held on Thursday, June 7, 2007, at 10:00 a.m. local time at the Atlanta Marriott Suites Midtown, 35 14th Street N.E., Atlanta, Georgia 30309. This proxy statement and proxy card are first being mailed to our stockholders on or about May 4, 2007.

MEETING & VOTING PROCEDURES

What is the purpose of the annual meeting?

At our annual meeting, our stockholders will be asked to:

1.                 Elect Joe T. Malugen, H. Harrison Parrish, William B. Snow, John J. Jump and James C. Lockwood as members of our Board of Directors to serve until our next annual meeting;

2.                 Approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 65,000,000 to 250,000,000 and the number of authorized shares of our preferred stock from 2,000,000 to 10,000,000; and

3.                 Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 6, 2008.

Stockholders also will transact any other business that may properly come before the annual meeting. In addition, our management team and representatives of Ernst & Young LLP, our independent registered public accounting firm, will respond to any questions from our stockholders.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of Movie Gallery, Inc. common stock. This proxy statement describes matters on which we would like you to vote at our annual meeting. It also provides information to you regarding these matters so that you can make an informed decision.

What is a proxy?

It is your legal designation of another person—referred to as a “proxy”—to vote the shares of our common stock that you own. The written document providing notice of the annual meeting and describing the matters to be considered and voted upon is called a “proxy statement.”  The document used to designate a proxy to vote your shares of our common stock is called a “proxy” or a “proxy card.”  Our Board of Directors has designated two of our officers as proxies for the annual meeting. These officers are

S. Page Todd, Executive Vice President, Secretary, General Counsel and Chief Compliance Officer and Jeffry B. Gordon, Senior Vice President—Legal, Deputy General Counsel and Assistant Secretary.

Who is soliciting my proxy?

Our Board of Directors, which we sometimes refer to as the Board, is soliciting your proxy to vote your shares of Movie Gallery, Inc. common stock at the annual meeting on the proposals described in this proxy statement.

Who is entitled to vote?

Holders of our common stock at the close of business on April 20, 2007, which we refer to as the record date, are entitled to receive notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. Holders of our common stock as of the record date are entitled to one vote per share on each matter considered at the annual meeting. Shares may not be voted cumulatively, and dissenters’ rights are not applicable to the matters to be considered at the annual meeting.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name?”

If your shares are registered in your name, you are a stockholder of record. If your shares are registered in the name of your broker, bank or other nominee or fiduciary, your shares are held in “street name” and you are considered the beneficial owner of the shares. If your shares are held in street name, these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee or fiduciary.

Who can attend the annual meeting?

All stockholders of Movie Gallery, Inc. as of the record date may attend the annual meeting. If you are a stockholder of record, please bring a form of photo identification to the meeting. If you wish to attend the meeting and your shares are held in street name, please bring to the meeting a statement from your broker, bank or other nominee or fiduciary evidencing your beneficial ownership of Movie Gallery, Inc. stock and a form of photo identification.

How many shares must be present to hold the annual meeting?

Shares are counted as present at the annual meeting if a stockholder either votes those shares in person at the annual meeting or has properly submitted a proxy in accordance with this proxy statement.

As of the record date, 33,159,718 shares of our common stock were outstanding and entitled to vote at the annual meeting. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote will constitute a quorum. Properly marked abstentions and broker non-votes will be counted for purposes of establishing a quorum at the annual meeting.

What if a quorum is not present at the annual meeting?

If a quorum is not present at the annual meeting, a majority of the stockholders represented, in person or by proxy, at the meeting may vote to adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given, unless required by our Bylaws.

How do I vote?

All stockholders who are entitled to vote on the matters that come before the annual meeting have the opportunity to do so whether or not they attend the meeting in person. If you are a stockholder of record and you wish to vote prior to the annual meeting or you are unable to attend the annual meeting, you can vote your shares by mail by simply marking your proxy card, dating and signing it, and returning it in the enclosed postage-paid envelope. If you hold your shares in street name through a broker, bank or other nominee or fiduciary, please refer to the information provided by the record holder for instructions on how to vote your shares.

If you are a stockholder of record and you attend the annual meeting, you may also deliver your completed proxy card in person. Additionally, we will pass out written ballots to stockholders of record who want to vote at the annual meeting. If you are a beneficial owner of shares, you must obtain a power of attorney or a legal proxy from the record holder to vote in person at the annual meeting.

What if I want to change my vote after I return my proxy?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the annual meeting. You may do this by:

•       sending written notice of revocation to: Movie Gallery, Inc., S. Page Todd, Corporate Secretary, 900 West Main Street, Dothan, Alabama, 36301;

•       submitting a duly executed proxy with a later date; or

•       voting your shares in person at the annual meeting.

Attendance at the annual meeting will not by itself revoke a proxy.

How may I vote for the nominees for election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•       vote FOR the election of the nominees for director for terms ending at the next annual meeting of stockholders;

•       WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•       WITHHOLD AUTHORITY to vote for all of the nominees.

The affirmative vote of a plurality of the shares of common stock cast at the annual meeting is required for the election of a director nominee as a director. This means that the five director nominees receiving the most votes will be elected. If you properly execute a proxy marked “withhold authority,” with respect to one or more nominees, your shares will not be voted with respect to the nominee or nominees indicated, but your shares will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may, by resolution, designate a substitute nominee. If the Board designates a substitute nominee, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee for whom a substitute nominee has been designated.

How may I vote for the proposal to approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common and preferred stock, and how many shares must the proposal receive to pass?

You may:

•       vote FOR the proposal;

•       vote AGAINST the proposal; or

•       ABSTAIN from voting on the proposal.

The approval of the amendment to the Company’s Certificate of Incorporation requires the affirmative vote of a majority of the shares entitled to vote thereon. If you do not vote in person or by proxy, or if you return your proxy card, but abstain from voting on the proposal, this will have the same practical effect as a vote against the proposal.

How may I vote for the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 6, 2008, and how many votes must the proposal receive to pass?

You may:

•       vote FOR the proposal;

•       vote AGAINST the proposal; or

•       ABSTAIN from voting on the proposal.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present, in person or by proxy, at the annual meeting and entitled to vote. If you do not vote in person or by proxy, your shares will not be counted as present at the annual meeting and will have no effect on the proposal unless a quorum is not present. If you return your proxy card, but abstain from voting on the proposal, this will have the same practical effect as a vote against the proposal.

How does the Board recommend that I vote at the annual meeting?

The Board recommends a vote:

•       FOR the election of Joe T. Malugen, H. Harrison Parrish, William B. Snow, John J. Jump and James C. Lockwood to the Board of Directors;

•       FOR the approval of the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 65,000,000 to 250,000,000 and the number of authorized shares of our preferred stock from 2,000,000 to 10,000,000; and

•       FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 6, 2008.

With respect to any other matters that are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this proxy statement, we do not know of any other matters to be presented for a vote at the annual meeting.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted in accordance with our Board’s recommendations on each of the proposals described in this proxy statement.

Will my shares be voted if I do not sign and return my proxy card?

If you are a stockholder of record and you do not sign and return your proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in street name through a broker, bank or other nominee or fiduciary and you do not provide voting instructions to your broker, bank or other nominee or fiduciary before the annual meeting, it will be entitled to vote your shares with respect to “routine” matters, but it will not be permitted to vote your shares with respect to “non-routine” matters. In the case of a proposal on a non-routine matter, your shares will be considered “broker non-votes.”  The election of directors and the ratification of the appointment of our independent registered public accounting firm are routine matters, and your failure to instruct your bank, broker or other nominee or fiduciary will have no impact on the outcome of these proposals. Because the approval of the amendment to the Movie Gallery, Inc. Certificate of Incorporation is a non-routine matter and requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon, broker non-votes will have the same practical effect as a vote against the proposal.

Who bears the cost of this proxy solicitation?

We will pay the costs of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail or other means, for which no compensation will be paid other than their regular salary or usual compensation. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but we reserve the option to do so if it appears that we may not otherwise obtain a quorum at the annual meeting. Arrangements may also be made with banks, brokerage firms and other nominees and fiduciaries to forward proxy materials to the beneficial owners of shares eligible to vote at the annual meeting, and we will, upon request, reimburse them for their reasonable expenses in doing so.

PROPOSAL 1—ELECTION OF DIRECTORS

Currently, our Board consists of five directors. Our Board has determined that three of our directors are independent directors under requirements imposed by the Securities and Exchange Commission, or the SEC, and the Nasdaq Stock Market, or Nasdaq. Our Board may by resolution change the number of directors on the Board.

Directors are elected at each annual meeting of stockholders and hold office until their respective successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting, and shares may not be voted cumulatively.

The nominating committee of the Board has recommended the nomination of, and the Board of Directors has nominated, the individuals named below for election as directors at the annual meeting. Each of the director nominees is currently a member of the Board of Directors, and each director nominee has consented to serve as a director if elected at the annual meeting. There is no family relationship between any of the director nominees and any of our executive officers.

If, at any time prior to the annual meeting, any nominee for director should be unable to serve, or for good cause will not serve, as a director, then the shares represented by properly signed and returned proxy cards will be voted for a substitute nominee designated by the Board. The Board has no reason to believe that any substitute nominee or nominees will be required.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1, THE ELECTION OF THE NOMINEES FOR DIRECTOR, JOE T. MALUGEN, H. HARRISON PARRISH, JOHN J. JUMP, JAMES C. LOCKWOOD AND WILLIAM B. SNOW, AS OUR DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS.

Information Relating to Director Nominees

The information below provides the names, ages, positions and information regarding the business experience and occupations of our director nominees as of April 20, 2007.

Name	Age	Position
Joe T. Malugen	55	Chairman of the Board, President and Chief Executive Officer
H. Harrison Parrish	59	Vice Chairman of the Board and Senior Vice President—Concessions
John J. Jump(1)(2)(3)(4)	55	Director
James C. Lockwood(1)(2)(3)	69	Director
William B. Snow(1)(2)(3)	75	Director

(1)          Member of the Compensation Committee

(2)          Member of the Audit Committee

(3)          Member of the Nominating Committee

(4)          Lead Independent Director

Mr. Malugen co-founded Movie Gallery in 1985 and has been our Chairman of the Board and Chief Executive Officer since that time. Mr. Malugen was appointed President effective January 4, 2002. Prior to our initial public offering in August 1994, Mr. Malugen had been a practicing attorney in the states of Alabama and Missouri since 1978, but spent a majority of his time managing the operations of Movie Gallery beginning in early 1992. Mr. Malugen received a B.S. degree in Business Administration from the

University of Missouri—Columbia, his J.D. from Cumberland School of Law, Samford University and his LL.M. (in Taxation) from New York University School of Law.

Mr. Parrish co-founded Movie Gallery in 1985 and has served as a director since that time. He was elected Vice Chairman of the Board in June 2002. Mr. Parrish served as President of Movie Gallery from 1985 until his resignation on January 4, 2002, at which time Mr. Parrish assumed the position of Senior Vice President—Concessions. Mr. Parrish received a B.A. degree in Business Administration from The University of Alabama.

Mr. Jump became a director of Movie Gallery in June 2003. Since July 2006, he has served as a Manager for Accent Marketing, Inc. Mr. Jump was a Managing Partner for Foodservice Equipment Brokers of MO., Inc. from July 2004 until July 2006. He served as Business Manager, Operations for Convergys Corporation from August 2002 until July 2004. Mr. Jump served as Chairman of the Board of Directors of Video Update, Inc. from May 2001 until December 2001, and he served as its interim Chief Executive Officer from November 2001 until December 2001. Mr. Jump served as Executive Vice President, Sales and Marketing of Sight and Sound Distributors, Inc., a home video distribution company, from 1985 to 2000. Mr. Jump received a B.A. degree in Psychology from the University of Missouri at St. Louis.

Mr. Lockwood became a director of Movie Gallery in June 2004. He served as Vice President, General Counsel and Secretary of Keystone Automotive Industries, Inc., a publicly held distributor of aftermarket collision replacement parts from 1997 to February 2007 when he resigned as an officer. From 1985 until 1997, Mr. Lockwood was a member of the law firm of Troy and Gould. Mr. Lockwood was an investment banker with Montgomery Securities from 1984 to 1985. Mr. Lockwood received a B.S. degree in Chemical Engineering from the Georgia Institute of Technology and his J.D. from the University of Michigan.

Mr. Snow became a director of Movie Gallery in July 1994. He served as Vice Chairman of the Board from July 1994 until June 2002, and served as Chief Financial Officer from July 1994 until May 1996. Mr. Snow was the Executive Vice President and Chief Financial Officer and a Director of Consolidated Stores Corporation, a publicly held specialty retailer, from 1985 until he retired in June 1994. Mr. Snow is a Certified Public Accountant, and he received his Masters in Business Administration from the Kellogg Graduate School of Management at Northwestern University and his Masters in Taxation from DePaul University.

The Board of Directors

Meetings of the Board

Our directors are expected to attend all meetings of the Board of Directors and committees on which they serve. Our Board held eighteen meetings during the fiscal year ended December 31, 2006. All of our directors attended at least 75% of the aggregate number of all applicable Board and committee meetings during fiscal 2006. Our directors are also expected to attend our annual meeting of stockholders, and all of our directors attended the 2006 annual meeting.

Committees of the Board

Our Board of Directors has three standing committees—the Compensation Committee, the Audit Committee and the Nominating Committee. The Compensation Committee, Audit Committee and the Nominating Committee were established prior to fiscal 2006. Membership and principal responsibilities of the Board committees are described below.

Compensation Committee.   During the fiscal year ended December 31, 2006, our Compensation Committee met nine times and was comprised of the following members:

Members
John J. Jump (Chairman)
James C. Lockwood
William B. Snow

Each of the members of our Compensation Committee meets the definition of independence established by Nasdaq. We have adopted a Compensation Committee Charter, a copy of which is posted on our website at www.moviegallery.com. A description of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below under “Executive Compensation—Compensation Discussion and Analysis.”

Audit Committee.   During the fiscal year ended December 31, 2006, our Audit Committee met thirteen times and was comprised of the following members:

Members
William B. Snow (Chairman)
John J. Jump
James C. Lockwood

Our Board has affirmatively determined that each member of our Audit Committee is financially literate and that Mr. Snow qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. As of the date of this proxy statement, all three members of our Audit Committee are, and effective immediately following our annual meeting we expect that each member will be, independent directors as defined by Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and by Rule 4200(a)(15) of the NASD Marketplace Rules.

Our Board of Directors has adopted an Audit Committee Charter, a copy of which is posted on our website at www.moviegallery.com. The Audit Committee’s responsibilities are set forth below under “Report of the Audit Committee.”

Nominating Committee.   During the fiscal year ended December 31, 2006, our Nominating Committee met once and was comprised of the following members:

Members
James C. Lockwood (Chairman)
John J. Jump
William B. Snow

As of the date of this proxy statement, each member of our Nominating Committee is, and effective immediately following our annual meeting we expect that each member will be, independent as defined by the NASD Marketplace Rules.

Our Board of Directors has adopted a Nominating Committee Charter, a copy of which is posted on our website at www.moviegallery.com. Our Nominating Committee Charter defines the committee’s principal duties and responsibilities, which include, among other things:

•       periodically reviewing and making recommendations to our Board of Directors regarding the appropriate size and composition of the Board of Directors and committees;

•       identifying individuals qualified to serve on our Board of Directors;

•       establishing and recommending to our Board of Directors a policy and procedures for receiving recommendations from stockholders for director candidates;

•       considering suggestions for membership on the Board of Directors submitted by stockholders;

•       recommending a slate of director nominees for consideration by our Board of Directors and recommending director candidates to fill vacancies; and

•       assessing annually the adequacy of the Nominating Committee Charter.

Director Nominations

Our Board of Directors believes that directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other Boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all of our stockholders.

For our 2007 Annual Meeting, the Nominating Committee has recommended the nomination of the current members of our Board of Directors to draw on their experience with the Company. Our Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates will be evaluated at meetings of the Nominating Committee, and may be considered at any point during the year. As described below, the Nominating Committee will consider stockholder nominations for candidates for the Board. If any materials are provided by a stockholder in connection with the nomination of a director candidate, the materials will be forwarded to the entire Nominating Committee. The Nominating Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Subject to the advance notice, information and other requirements set forth in our Bylaws, the Nominating Committee will consider stockholder nominations for candidates for membership on the Board of Directors. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board. Any stockholder nominations proposed for consideration by the Nominating Committee should include the proposed nominee’s name, age, business and residence addresses, principal occupation or employment during the past ten years, number and class of shares of our stock held beneficially or of record by the proposed nominee, and the proposed nominee’s qualifications for Board membership. In addition, the stockholder submitting the nomination must provide his or her name and address and number of shares of our stock held beneficially or of record by the stockholder, a description of any arrangements or understandings between the stockholder and the proposed nominee or other persons pursuant to which the nomination is made, and a statement that the stockholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee. Stockholder nominations should be addressed to:

Nominating Committee
c/o S. Page Todd
Corporate Secretary
Movie Gallery, Inc.
900 West Main Street
Dothan, Alabama 36301

We must receive any stockholder nominations for director at our principal executive offices no later than 120 calendar days prior to the anniversary of the date we mailed proxy statements to our stockholders in connection with the previous year’s annual meeting.

Director Compensation

Non-employee directors receive an annual fee of $48,000, a fee of $2,000 for each Board meeting the director attends in person and a $1,000 fee for each Board meeting in which the director participates telephonically. Audit Committee members receive a fee for each meeting of $2,500 for the chairman of the committee and $1,500 for each other committee member. Fees for each other committee meeting are $2,000 for the chairman of the committee and $1,000 for each other committee member. In addition, in 2006 we granted 10,000 shares of restricted stock with a one-year vesting period to each of our non-employee directors.

The following table summarizes the cash and equity compensation paid to our directors for fiscal 2006.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
John J. Jump	112,500	100,410	—		212,910
James C. Lockwood	103,500	100,410	—		203,910
William B. Snow	117,500	100,410	—		217,910
H. Harrison Parrish	—	—	326,130	(3)	326,130

(1)          Joe T. Malugen, the Company’s Chairman of the Board, President and Chief Executive Officer is not included in this table as he is a Named Executive Officer of the Company and receives no compensation for his services as a director. The compensation received by Mr. Malugen as an employee of the Company is shown in the Summary Compensation Table on page 20.

(2)          Reflects the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R). The assumptions used in determining the grant date fair values of these awards are set forth in Note 9, “Stock Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

The following table shows: (i) the grant date fair value of restricted shares received by Messrs. Jump, Lockwood and Snow as determined in accordance with FAS 123R, (ii) the total number of restricted shares held as of December 31, 2006 and (iii) the total number of stock options held as of December 31, 2006:

Name	Grant Date Fair Value of Restricted Shares Granted in 2006 ($)	Total Number of Restricted Shares Held as of December 31, 2006 (#)	Total Option Awards Outstanding as of December 31, 2006 (#)
John J. Jump	69,500	10,000	20,000
James C. Lockwood	69,500	10,000	20,000
William B. Snow	69,500	10,000	20,000

(3)          H. Harrison Parrish, the Company’s Vice Chairman of the Board and Senior Vice President—Concessions, is an employee of the Company and did not receive any compensation for his services as a director. Mr. Parrish received total compensation of $326,130 as an employee of the Company in 2006. The compensation received in 2006 by Mr. Parrish as an employee of the Company includes the following: $125,000 of salary compensation, $71,100 of non-equity incentive plan compensation, $120,986 of stock awards, (based on the amount of expense recognized in 2006 by the Company under FAS 123R with respect to restricted stock granted to Mr. Parrish) and $9,044 of other compensation.

Director Independence

NASD Marketplace rules require that our Board shall have at all times a majority of independent directors, as such term is defined by the NASD Marketplace Rules. Our Board has affirmatively determined that Messrs. Jump, Lockwood and Snow, encompassing three of our five directors, are independent. As of the date of this proxy statement, our Compensation Committee, Audit Committee and Nominating Committee are comprised solely of independent directors.

Executive Sessions of Non-Management Directors

Our non-management directors meet without management present, which we refer to as meetings in “executive session,” at certain regularly scheduled Board meetings, as well as periodically by telephone. Mr. Jump, who is our lead independent director, presides over executive sessions of the non-management directors.

Stockholder Communications with the Board

Any stockholder who wishes to communicate directly with all directors or specified directors may do so by writing to:

Movie Gallery, Inc.
c/o S. Page Todd
Corporate Secretary
900 West Main Street
Dothan, Alabama 36301

All communications will be compiled by our corporate secretary and forwarded to the entire Board of Directors or the directors specified by the stockholder.

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer and all other directors, officers and employees of the Company. Our Code of Business Conduct and Ethics embodies our commitment to conduct business in accordance with the highest ethical standards and all applicable laws, rules and regulations. Our Code of Business Conduct and Ethics is available to any stockholder who makes a written request to the Corporate Secretary at the address listed above and on our website at www.moviegallery.com.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview and analysis of the Company’s executive compensation programs, including how compensation decisions with respect to our top executive officers were made in 2006. This proxy statement also includes specific information about the compensation earned or paid in 2006 to the following individuals, whom we refer to as our Named Executive Officers:

•       Joe T. Malugen, President and Chief Executive Officer;

•       Thomas D. Johnson, Jr., Executive Vice President and Chief Financial Officer;

•       Mark D. Moreland, Former Interim Chief Financial Officer;

•       Timothy R. Price, Former Chief Financial Officer;

•       S. Page Todd, Executive Vice President, Secretary, General Counsel and Chief Compliance Officer;

•       Jeffrey S. Stubbs, Executive Vice President and Chief Operating Officer; and

•       Keith A. Cousins, Executive Vice President and Chief Development Officer.

The Compensation Committee of the Board of Directors is responsible for executing the Board’s responsibilities with regard to compensation of the executive officers of the Company. These duties include the following:

•       Determining the compensation of the Chief Executive Officer based on its evaluation of the performance of the Chief Executive Officer with respect to goals and objectives established by the Committee at the beginning of each year;

•       Reviewing and approving all compensation of executive officers other than the Chief Executive Officer, based on the Chief Executive Officer’s recommendation to the Committee;

•       Reviewing and approving all executive employment agreements and severance arrangements;

•       Establishing and reviewing policies regarding perquisites granted to executive officers; and

•       Approving and recommending to the Board for approval all grants made under the Company’s incentive compensation and equity-based plans, including establishing performance targets where applicable and certifying achievement against said targets.

The Committee engages a consultant, Semler Brossy Consulting Group, LLC, to assist in the review and planning of executive compensation. Semler Brossy reports directly to the Compensation Committee and does not have any current or prior consulting engagements with the Company or with any firm acquired by the Company. In fulfilling the duties assigned by the Committee, Semler Brossy meets with management to discuss compensation recommendations that management makes to the Committee. Semler Brossy provides its opinion separately to the Compensation Committee on all recommendations provided by management, and also advises the Committee in its deliberations on the Chief Executive Officer’s compensation and on trends in executive compensation matters across retail and general industry firms. The Committee retains its authority over all decisions.

Elements of Executive Compensation Program

The Company’s executive compensation program has five components—base salary, annual cash incentives, equity awards, other benefits and perquisites, and severance and change in control benefits. The Committee believes that this approach to total compensation, with a minimal number of programs, is preferable to one with many plans and arrangements because it makes actual compensation opportunities and incentives more clear. The elements of the program and their objectives are outlined below.

Element	Brief Description	Purpose/Role
Base Salary	Fixed cash compensation for day-to-day job responsibilities and sustained performance.	Reflects each executive’s responsibilities and performance, and is intended to be competitive with salaries paid to similarly-situated executives at companies within our peer group (discussed below).
Annual Incentive	Annual cash incentive bonus opportunity that may be earned based on the Company’s performance against pre-established financial performance goals.	Annual incentive compensation provides focus on meeting annual goals that lead to long-term success and motivates achievement of important annual metrics.
Equity Awards	Grants of restricted shares or options that vest over a period of years based on continued employment or based on achievement of predetermined goals.

Align executives’ interests with stockholders; provide incentive for achievement of long-term goals; provide retention tool in a competitive labor market; and encourage executive ownership of company stock.

Benefits and Perquisites

We permit our Chief Executive Officer to use company aircraft for personal reasons, and we provide him with tax gross-ups to the extent such personal use results in taxable income (subject to a maximum benefit of $50,000). We also permit our other executive officers to use the aircraft for personal travel with the approval of the Chief Executive Officer.

In addition, we provide our executive officers with health and welfare coverage, and basic employee life and short-term and long-term disability insurance benefits made available to all salaried employees.

Allow executive officers to efficiently utilize their travel time and protect the confidentiality of their travel. Provide a total compensation program that is competitive with market.
Severance and Change-in-Control Benefits	Individual agreements with certain executive officers providing benefits in certain termination scenarios.	Maintain focus on stockholder interests throughout executives’ tenure.

Compensation Positioning

The overall goal of the Company’s compensation program is to attract and retain qualified executive officers by providing compensation that is competitive with peer companies in similar industries and that also reflects each executive’s unique talents, experience and responsibilities. The Committee also considers comparisons of compensation among Company executives in its decision-making.

Peer Group

The Committee uses a peer group that includes the major companies in the home entertainment industry plus retail companies and restaurants with comparable business characteristics as a reference point in assessing the overall competitiveness of compensation levels, opportunities and practices. The Committee uses a broader peer group since competition for qualified executive talent is not limited to the few direct competitor companies and also to make sure that there is enough data for meaningful comparisons. The Committee does not target a fixed percentile positioning against these peers. Instead, the members of the Committee rely on their business judgment and industry experience to establish compensation programs and opportunity that they believe will drive Company performance.

Peer companies are selected based on their similarity to the Company in terms of revenue, profitability, and revenue per outlet. The Committee reviews the criteria and the composition of the peer group periodically, and adds or removes companies as appropriate. The 2006 peer group included the following 16 companies.

Compensation Peer Group

Home Entertainment Industry Companies
Blockbuster	Gamestop	Netflix
Retail Companies
Big Lots	CSK Auto Corp	Dollar Tree Stores
O’Reilly Automotive	Payless Shoesource	Pier 1 Imports
RadioShack	Rent-A-Center	Zale Group
Restaurants
CKE Restaurants	Domino’s Pizza	Jack in the Box
Wendy’s International

Annual Cash

Annual cash compensation includes salary and annual incentive bonuses. The Committee establishes salary levels and annual bonus opportunity at the beginning of each year and also the performance measure(s) and level of achievement required to earn a bonus. The Committee reviews several factors in setting annual cash compensation:

•       Assessment of overall individual prior performance and potential;

•       Importance of the executive’s position to the Company’s strategy; and

•       Competitive information determined by peer group analysis.

The annual incentive program provides an opportunity to earn a cash bonus based on the Company’s annual performance. It is designed to focus executive officers on the financial performance measures that are critical to our success.

Equity Awards

The Committee believes that providing executive officers with an equity stake in the Company encourages them to think and act like owners and take actions that serve the best interests of our stockholders. The Company does not have a practice of automatically granting equity awards to its executive officers on an annual basis, but has historically from time to time granted equity awards to its executive officers as well as to a broader employee base.

The Committee reviews and recommends to the Board for approval, all equity awards. The Committee determines the size of equity awards to be granted to the Chief Executive Officer and seeks the input of the Chief Executive Officer in determining individual grants to other executive officers. The Company’s Human Resource and Benefits function supports this process by providing pay and prior grant history. The Committee takes this information, as well as an assessment of an individual’s relative importance to the Company, into consideration when discussing and approving equity grants.

The Company does not have any program, plan or practice of coordinating the timing of equity grants with the release of material non-public information. All grants are made under a stockholder-approved equity incentive plan, pursuant to the guidelines outlined later in this CD&A. Since they are not regular, equity awards are determined independently from the award process for annual cash incentives. The Committee has considered adopting a regular grant cycle, and may adopt one in the future. However, for the Company’s current needs, the Committee has retained the flexibility to make awards on a periodic basis. The Company does not have equity ownership guidelines for executive officers.

Compensation Mix

The Committee believes that a significant portion of compensation should be performance-based (in the form of annual or long-term incentives) to effectively focus executive officers on short- and long-term profitability, and return to stockholders.

The Committee does not target an overall mix of fixed and variable compensation elements. The mix of compensation delivered to executive officers is an outcome of the approaches to annual cash and equity awards described above. The amount of an executive’s performance-based compensation should be directly related to his or her ability to impact the Company’s performance. This is reflected in the fact that the Chief Executive Officer has the largest portion of his total direct compensation as variable “at risk” compensation, and the other Named Executive Officers have a more balanced mix.

2006 Compensation Elements As a Percent of Actual Total Annual Compensation

		Variable Compensation
Executive	Salary	Annual Incentives(1)	Long-Term Incentives(2)	Total Variable Compensation (annual plus long-term)
Malugen	34%	55%	12%	67%
Johnson	46%	26%	28%	54%
Price	100%	0%	0%	0%
Moreland	100%	0%	0%	0%
Todd	48%	31%	21%	52%
Stubbs	44%	35%	21%	56%
Cousins	47%	30%	23%	53%

(1)          Consists of actual annual incentive bonuses paid in 2006.

(2)          Consists of restricted stock.

2006 Executive Compensation

Context for 2006 Executive Compensation Decisions.   2006 was a year of continued significant change for the Company. The Company increased significantly in size and complexity with the acquisition of Hollywood Entertainment Corporation (“Hollywood”) in April 2005. This acquisition occurred just prior to a downturn in the video rental industry that continued through 2006. To respond to these changes, the

Company undertook a full reassessment of its structure and senior executive team, and believes that the Named Executive Officers outlined in this CD&A are the appropriate ones to lead the Company. Accordingly, all compensation programs have been structured to provide appropriate incentives to maximize Company performance.

Base Salary.   The Committee approved salary increases for two executive officers in 2006. The changes, outlined in the table below, reflect significant increases in those executive’s responsibilities due to promotions. In particular, the increase in Mr. Cousins’ salary reflects the increased strategic importance of the Company’s real estate portfolio and the increase in Mr. Johnson’s’ salary reflects his promotion to Chief Financial Officer and the increased complexity of that role resulting from the acquisition of Hollywood.

Executive	1/1/06 Salary	1/1/07 Salary	Percent Change
Malugen	$1,000,000	$1,000,000	0%
Johnson	$250,000	$325,000	30%
Price	$400,000	NA	NA
Moreland	$192,000	NA	NA
Todd	$400,000	$400,000	0%
Stubbs	$356,000	$356,000	0%
Cousins	$250,000	$350,000	40%

Annual Incentives.   The Committee established EBITDA (earnings before interest, taxes, depreciation and amortization) as the performance measure for 2006. EBITDA targets for each of the participants in the plan were set at the Corporate level, at the Movie Gallery division, or at the Hollywood division, depending on each executive officer’s primary area of responsibility. Target bonus opportunities were set as a percentage of each executive officer’s base salary. The actual bonus amounts earned could range from no bonus for performance below a threshold level to 200% of target bonus for exceptional performance.

The 2006 target performance was established based on the Company’s annual budget projections for EBITDA. This method of establishing targets for the bonus program has been used consistently by the Company in prior years. In 2004 and 2005, the annual incentive plan resulted in minimal payments to executives. With the downturn in the video rental industry, the 2006 target performance EBITDA goal was established based on achieving an increase over the 2006 EBITDA levels required for compliance with the debt covenants under the second amendment to the Company’s previous credit facility.

The threshold level of performance, below which no bonus would be earned, was 12.5% below the target level of EBITDA. The maximum performance level was set at 12.5% above the target level of EBITDA. The relevant measurement level and target bonus award available to each of the Named Executive Officers are outlined in the table below.

Executive	Measurement Level	Target Award (% of Salary)
Malugen	Corporate	100%
Johnson	Corporate	35%
Price	Corporate	40%
Moreland	Corporate	40%
Todd	Corporate	40%
Stubbs	Movie Gallery	40%
Cousins	Corporate	40%

In 2006, EBITDA performance at all three measurement levels exceeded target levels, resulting in incentive payouts above target awards. Those participants with corporate responsibility earned a bonus equal to 162.5% of target, those with Movie Gallery responsibility earned 200% of target (maximum payout), and those with Hollywood responsibility earned 150% of target. The Committee did not exercise positive or negative discretion with respect to any annual incentive award under this plan.

Equity Awards.   The Company granted equity awards to all of its Named Executive Officers in 2006. The objective of the awards was to focus executives on long-term company performance and to create retention value among our executive officers. Because retention was a key concern and accounting rules had changed, grants of restricted stock were used in place of options. Restricted shares have intrinsic value on the date of grant and retain some value during times of poor stock price performance, whereas options have no immediate value and provide diminished incentive during times of poor stock price performance. These awards vest over three years at the rate of one-third per year. Amounts granted are outlined in the table below.

Executive	Restricted Shares Granted	Grant Date Fair Value of Award(1)
Malugen	50,000	$347,500
Johnson	25,000	$173,750
Price	0	$0
Moreland	0	$0
Todd	25,000	$173,750
Stubbs	25,000	$173,750
Cousins	25,000	$173,750

(1)          Based on $6.95 closing share price on date of grant (6/8/2006), as determined under FAS 123R and used for accounting purposes.

The Committee did not use the peer group or market information as a reference point in establishing 2006 awards. The 2006 awards were established at levels that the Committee believed would provide meaningful gains to recipients if the Company is successful.

Benefits and Perquisites.   The Company provides basic employee benefits—health and welfare, basic employee life insurance and short-term and long-term disability—to all employees, including executive officers, on an equal basis.

The Chief Executive Officer is permitted to use the company aircraft for his personal travel and that of family members flying with him while he is traveling on Company business. He is reimbursed for such use and resulting taxes up to a total amount of $250,000.

Other executive officers of the Company may use the aircraft for personal travel with the approval of the Chief Executive Officer.

Employment Agreements

The Company currently maintains employment agreements with Messrs. Malugen, Johnson, Todd, Stubbs and Cousins. In addition to the benefits provided, the agreements, with the exception of Mr. Johnson’s agreement, contain non-compete and non-disclosure provisions that apply during the term of employment and for one year after any termination of employment. These agreements generally include the following provisions:

•       Minimum compensation levels, benefits and perquisites;

•       Severance payments upon certain terminations, such as other than for cause;

•       Non-compete and non-disclosure covenants; and

•       Change of control benefits, including terms governing vesting of any outstanding unvested equity awards.

Mr. Malugen does not receive benefits in connection with a change of control under the terms of his employment agreement, which the Committee believes is appropriate given his overall equity stake in the Company.

Mr. Johnson receives change in control benefits only if he is terminated without cause or resigns upon a change of control of the Company. Messrs. Todd, Stubbs and Cousins receive change-in-control benefits only if they are terminated without cause or resign with good reason during the period 180 days prior to or after a change in control of the Company. The Company believes that this “double trigger” approach is appropriate because executive officers are only materially harmed if a change in control results in a reduction in responsibilities, benefits or compensation, a significant change in the location of employment, or loss of employment.

The terms of these employment agreements are described in greater detail beginning on page 22 of the Proxy Statement, and the severance and change in control benefits are outlined in more detail in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Policies Governing Compensation Programs

Timing of Equity Awards and Establishment of Grant Price.   To ensure that equity grants are made appropriately, the Company follows a series of practices regarding timing or grant and exercise price determination:

•       The Committee approves and recommends to the Board for approval every grant of equity;

•       The grant date is the date of Board approval; and

•       The exercise price of stock options is equal to the closing price on the grant date.

Section 162(m).   Section 162(m) of the Internal Revenue Code (the “Code”) limits the tax deduction on compensation paid to a Named Executive Officer that exceeds one million dollars in any year. An exception is provided for “performance-based” compensation. The Committee believes that the risk of lost tax deductions caused by non-performance-based compensation is minimal. Payments made to the Chief Executive Officer under the Company’s Performance Bonus Plan qualify as “performance-based” under Section 162(m). The Company grants annual incentive awards and stock options under a stockholder approved plan intended to qualify for deductibility under Section 162(m).

Section 280G.   Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” in connection with a change in control, and Section 4999 of the Code imposes a 20 percent excise tax on any person who receives excess parachute payments.

Under the terms of their contracts, the Company will not make any “gross-up” payments to Messrs. Cousins, Stubbs, and Todd to cover any potential excise taxes resulting from payments made in relation to severance or change in control.

Executive Compensation

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our Named Executive Officers or that was otherwise earned by our Named Executive Officers for their services in all capacities during fiscal 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Joe T. Malugen,	2006	1,019,231	319,714	1,625,000	29,953		2,993,898
President and Chief Executive Officer
Thomas D. Johnson, Jr.,	2006	290,385	127,738	165,171	13,363		596,657
Executive Vice President and Chief Financial Officer
Mark D. Moreland,	2006	147,226	2,625	—	674		150,525
Former Interim Chief Financial Officer(4)
Timothy R. Price,	2006	125,000	(66,930)	160,000	979,393	(6)	1,197,463
Former Chief Financial Officer(5)
S. Page Todd,	2006	400,000	157,814	260,000	11,532		829,347
Executive Vice President, Secretary, General Counsel and Chief Compliance Officer
Jeffrey S. Stubbs,	2006	356,000	157,814	284,800	2,750		801,364
Executive Vice President and Chief Operating Officer
Keith A. Cousins,	2006	350,000	157,814	227,500	2,750		738,064
Executive Vice President and Chief Development Officer

(1)          Reflects the proportionate amount of the total fair value of the stock awards recognized by the Company as an expense in fiscal 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in fiscal 2006 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include stock awards granted in 2006 and described in the 2006 Grants of Plan-Based Awards table beginning on page 22 of this proxy statement, as well as stock awards granted in 2005 for which we continued to recognize expense in 2006. The assumptions used in determining the grant date fair values of these awards are set forth in Note 9, “Stock Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)          Reflects annual cash incentive awards earned under our annual incentive program. For information regarding our annual incentive program, see the discussion in “Compensation, Discussion and Analysis—2006 Executive Compensation—Annual Incentives.”

(3)          Tax Gross-Up.   Messrs. Malugen and Todd received tax reimbursements of $13,016 and $5,288, respectively, representing reimbursement for the payment of taxes incurred as a result of their personal use of the Company aircraft. Mr. Johnson received a tax reimbursement of $3,574 relating to taxes incurred as a result of relocation assistance payments from the Company.

Contributions to 401(k) Plan.   Messrs. Malugen, Moreland, Todd, Stubbs and Cousins received contributions of $2,200, $674, $2,750, $2,750 and $2,750, respectively, to their 401(k) plans.

Personal Use of Company Aircraft.   Messrs. Malugen and Todd received transportation related benefits of $14,737 and $3,494, respectively, representing the incremental aggregate cost to the Company of the personal use of the Company aircraft by Messrs. Malugen and Todd. The Company’s incremental cost is based on actual aircraft hours flown per leg per personal trip and does not include amounts reimbursed to the Company by the executive for landing fees, catering and crew expenses (such as meals and lodging). Since corporate aircraft are used primarily for business travel, this methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip-related hangar expenses.

Relocation Assistance.   Mr. Johnson received relocation assistance payments of $7,789.

Reimbursement of Medical Expenses.   Mr. Johnson received reimbursement of out-of-pocket medical expenses of $2,000.

(4)          Mr. Moreland served as our principal financial officer on an interim basis from April 7, 2006 until his resignation on June 1, 2006. In connection with his resignation, Mr. Moreland forfeited 4,475 shares of restricted stock.

(5)          Mr. Price served as our principal financial officer from June 22, 2005 until his resignation on April 7, 2006. In connection with his resignation, Mr. Price forfeited 16,250 shares of restricted stock.

(6)          Reflects severance payments in connection with Mr. Price’s resignation as Chief Financial Officer on April 12, 2006.

2006 Grants of Plan-Based Awards

The following table sets forth the individual grants of plan-based awards made to each of our Named Executive Officers during fiscal 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)(2)	($)(3)
Joe T. Malugen		500,000	1,000,000	2,000,000
	6/8/06				50,000	347,500
Thomas D. Johnson, Jr.		50,817	101,635	203,269
	6/8/06				25,000	173,750
Mark D. Moreland	—	0	0	0	0	0
Timothy R. Price	—	0	0	0	0	0
S. Page Todd		80,000	160,000	320,000
	6/8/06				25,000	173,750
Jeffrey S. Stubbs		71,200	142,400	284,800
	6/8/06				25,000	173,750
Keith A. Cousins		70,000	140,000	280,000
	6/8/06				25,000	173,750

(1)          Represents threshold, target and maximum payout levels for 2006 performance under our annual incentive program. The actual amount earned by each Named Executive Officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding our annual incentive plan, see the discussion in “Compensation, Discussion and Analysis—2006 Executive Compensation—Annual Incentives.”

(2)          Represents an award of time-vesting restricted stock. The restricted stock vests in three equal installments on each of the first, second and third anniversaries of the grant date.

(3)          Represents the grant date fair value of each award. The grant date fair value of the awards is determined pursuant to FAS 123R. The assumptions used in determining the grant date fair value of the awards are set forth in Note 9, “Stock Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Employment Agreements

Employment Agreement with Mr. Malugen

We entered into a two-year employment agreement with Mr. Malugen, effective August 1994, which is automatically renewed annually unless notice is delivered by either party within six months prior to the end of the term. The agreement was amended in April 2000, to increase the base annual salary payable to Mr. Malugen and to provide for additional increases as determined by the Compensation Committee. On December 21, 2005, Mr. Malugen and the Compensation Committee agreed that Mr. Malugen’s salary would be $1,000,000 and that Mr. Malugen would no longer receive a monthly automobile allowance. The agreement also provides that Mr. Malugen will be eligible to receive a bonus under our executive officer bonus plans. Mr. Malugen currently participates in the Movie Gallery, Inc. Performance Bonus Plan.

Termination upon Death or Disability.   Mr. Malugen’s employment agreement provides that, in the event of his death, his legal representative will be entitled to receive compensation through the last day of the calendar month in which his death occurred, plus a $50,000 payment. In the event Mr. Malugen becomes disabled such that he is unable to perform his duties under his employment agreement, he will be entitled to receive 100% of his salary for a 90-day period.

Restrictive Covenants.   During Mr. Malugen’s employment with the Company and for one year after his termination, he may not directly or indirectly compete with the Company. In addition, during the term of his employment with the Company and thereafter, Mr. Malugen may not disclose the Company’s confidential information.

Employment Agreement with Mr. Johnson

We have entered into an employment agreement with Mr. Johnson, effective April 2004, under which Mr. Johnson receives an annual base salary, currently $325,000, subject to increase upon periodic performance reviews and upon approval by the Compensation Committee. Mr. Johnson is also eligible to receive a bonus under the Company’s bonus plan for senior officers. The agreement also provides for other benefits applicable to senior officers as well as reimbursement for up to $10,000 annually for out-of-pocket medical expenses. Under the employment agreement, we may terminate Mr. Johnson’s employment at any time, with or without cause.

Termination without Cause or upon a Change of Control.   In the event the Company terminates Mr. Johnson’s employment without reasonable cause (as defined in the employment agreement) or in the event of a change of control, Mr. Johnson is entitled to severance equal to 12 months of base salary, payable biweekly over the 12 months following termination. The employment agreement with Mr. Johnson defines a change of control as (i) a merger or consolidation where the Company is not the surviving company, and the surviving company does not expressly agree to be bound by and have the benefits of the provisions of the employment agreement, Mr. Johnson’s corporate position is eliminated or the scope of his position or responsibilities is materially changed; (ii) the transfer of substantially all of the assets or stock of the Company where the transferee does not expressly agree to be bound by and have the benefits of the provisions of the employment agreement, Mr. Johnson’s corporate position is eliminated, or the scope of his position or responsibilities is materially changed; or (iii) a change of control that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, and any person or persons acting in concert is or becomes the beneficial holder, directly or indirectly, of 50% or more of the combined voting power of the Company’s then-outstanding securities, and Mr. Johnson’s corporate position is eliminated or the scope of his position or responsibilities is materially changed.

Employment Agreements with Messrs. Stubbs, Todd and Cousins

We have entered into one-year employment agreements with each of Messrs. Stubbs, Todd and Cousins, effective October 1999, November 1997 and August 2006, respectively, which are automatically renewed annually unless notice is delivered by either party 30 days prior to the end of the term. Under the terms of the agreements, Messrs. Stubbs, Todd and Cousins each receive an annual base salary, currently $356,000, $400,000 and $350,000, respectively, subject to increase by the board of directors, and each are eligible to receive a bonus under one of the Company’s executive officer bonus plans. The agreements also provide for other benefits applicable to executive personnel.

Termination without Cause in Connection with a Change of Control.   If 180 days prior or subsequent to a change of control or in connection with a change of control, the Company terminates the executive’s employment without cause (as defined in the employment agreement and including non-renewal by the Company), the executive is entitled to an amount equal to 18 months of base salary, which the Company must pay within 30 days of the termination. In addition, all of the executive’s stock options become fully vested, and if the executive elects to continue group health coverage under COBRA, for a 12-month period, the executive is entitled to receive a monthly payment equal to the group health coverage premium paid by the Company for the executive at the time of termination. The employment agreements with Messrs. Stubbs, Todd and Cousins define a change of control as it is defined in the Company’s employment agreement with Mr. Johnson.

Constructive Termination upon or in Connection with a Change of Control.   If 180 days prior or subsequent to a change of control or in connection with a change of control, the executive resigns (i) upon his removal from his elected position or a material change in the executive’s functions, duties or responsibilities, in either event, without his consent and other than for cause or voluntary termination, or (ii) upon a material, non-voluntary reduction in the executive’s base salary or eligibility for bonus amounts, the executive is entitled to an amount equal to 18 months of base salary, which the Company must pay within 30 days of the constructive termination. In addition, all of the executive’s stock options become fully vested, and if the executive elects to continue group health coverage under COBRA, for a 12-month period, the executive is entitled to receive a monthly payment equal to the group health coverage premium paid by the Company for the executive at the time of termination.

Other Termination by the Company without Cause or Other Constructive Termination.   If (i) the Company otherwise terminates the executive’s employment without cause, (ii) the executive otherwise resigns upon his removal from his position or a material change in the executive’s functions, duties or responsibilities, in either event, without his consent and other than for cause or voluntary termination, or (iii) the executive otherwise resigns upon a material, non-voluntary reduction in the executive’s base salary or eligibility for bonus amounts, the executive is entitled to an amount equal to 12 months of base salary paid over a 12-month period following the termination without cause or the constructive termination. In addition, all of the executive’s stock options become fully vested, and if the executive elects to continue group health coverage under COBRA, for a 12-month period, the executive is entitled to receive a monthly payment equal to the group health coverage premium paid by the Company for the executive at the time of termination.

Restrictive Covenants.   During the executive’s employment with the Company and for one year after his termination, the executive may not directly or indirectly compete with the Company or solicit employees of the Company or its subsidiaries. During Mr. Todd’s employment with the Company and for two years after his termination, he may not disclose the Company’s confidential information. During Messrs. Stubbs’ and Cousins’ employment with the Company and for five years after termination, each of Messrs. Stubbs and Cousins may not disclose the Company’s confidential information. Mr. Cousins’ employment agreement further provides that he may not disparage the Company during his employment with the Company and for one year after his termination.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning equity awards that are outstanding as of December 31, 2006 for each of our Named Executive Officers.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joe T. Malugen	—	—	—	68,750	242,000	—	—
Thomas D. Johnson, Jr.	18,750	19.62	4/1/2014	28,750	101,200	3,125	11,000
Mark D. Moreland	—	—	—	—	—	—	—
Timothy R. Price	—	—	—	—	—	—	—
S. Page Todd	13,500	1.72	9/12/2007	32,500	114,400	3,125	11,000
	67,500	1.83	12/13/2009
	33,750	1.42	12/19/2010
	15,000	14.50	3/14/2012
	20,000	20.58	9/18/2013
Jeffrey S. Stubbs	9,750	1.42	12/19/2010	32,500	114,400	3,125	11,000
	30,000	14.50	3/14/2012
	20,000	20.58	9/18/2013
Keith A. Cousins	10,000	14.50	3/14/2012	32,500	114,400	3,125	11,000
	10,000	20.58	9/18/2013

(1)          Restricted stock awarded on March 25, 2005 and June 8, 2006 under the Movie Gallery, Inc. 2003 Stock Plan, as amended. The restricted stock awarded in 2005 vests in four equal installments on each of the first, second, third and fourth anniversaries of the grant date, and the restricted stock awarded in 2006 vests in three equal installments on each of the first, second and third anniversaries of the grant date.

(2)          Restricted stock was received pursuant to the Movie Gallery, Inc. 2003 Stock Plan, as amended. The restricted stock will vest upon the attainment of certain synergy targets related to the integration of the Company’s acquisition of Hollywood.

Option Exercises and Stock Vested

The following table provides information regarding restricted stock awards held by our Named Executive Officers that vested during 2006. No option awards vested during fiscal 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Joe T. Malugen	16,250	40,438
Thomas D. Johnson, Jr.	4,375	11,013
Mark D. Moreland	3,575	11,217
Timothy R. Price	—	—
S. Page Todd	5,625	13,900
Jeffrey S. Stubbs	5,625	13,900
Keith A. Cousins	5,625	13,900

(1)          The value realized on vesting was determined by multiplying the number of shares acquired on vesting by the closing price of the Common Stock on the date the shares vested.

Potential Payments upon Termination or Change-in-Control

We have entered into employment agreements with certain of our executive officers, which, among other things, provide benefits to such executive officers in the event of a termination of employment under certain circumstances. For a specific discussion of these benefits, please see “Employment Agreements,” above.

Termination of Mr. Price

Prior to our acquisition of Hollywood in 2005, Hollywood had established a change in control plan for senior executives, that provided for a severance payment equal to two years of the executive’s base salary and bonus and medical premiums for two years. In connection with the resignation of Timothy R. Price, our former Chief Financial Officer, we paid Mr. Price $800,000 representing two years’ base salary, $160,000 representing two years’ bonus and $19,393 representing two years’ medical premiums.

Termination of Mr. Moreland

Mr. Moreland resigned from his employment with the Company on April 12, 2006. He did not receive any payments in connection with his resignation.

Summary of Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that each of our named executive officers would receive if they had terminated employment on December 31, 2006 under the circumstances described. The amounts shown in the table exclude distributions under our 401(k) plan and any additional benefits that are generally available to all of our salaried employees.

	Malugen	Johnson	Todd	Stubbs	Cousins
Reason: Upon or in Connection with a Change of Control—Without Cause or Constructive Termination(1)
Cash severance	—	$325,000	$600,000	$534,000	$525,000
COBRA(2)	—	—	10,808	7,874	10,808
Total	—	$325,000	$610,808	$541,874	$535,808
Reason: Other—Without Cause or Constructive Termination(1)
Cash severance	$1,000,000	$325,000	$400,000	$356,000	$350,000
COBRA(2)	—	—	10,808	7,874	10,808
Total	$1,000,000	$325,000	$410,808	$363,874	$360,808
Reason: Death
Cash severance	$50,000	—	—	—	—
Value of Accelerated Equity Awards(3)	242,000	$112,200	$125,400	$125,400	$125,400
Total	$292,000	$112,200	$125,400	$125,400	$125,400
Reason: Disability
Cash severance	$250,000	—	—	—	—
Total	$250,000	—	—	—	—

(1)          Includes non-renewal by the Company, executive resignation upon removal from position or a material change in functions, duties or responsibilities without executive’s consent and other than for cause or voluntary termination, and executive resignation upon a material, non-voluntary reduction in base salary or eligibility for bonus amounts. Mr. Johnson will only receive these benefits upon termination without reasonable cause, as defined in his employment agreement.

(2)          Assumes the lump sum present value of the maximum monthly premiums paid by the Company and that the executive does not become employed prior to 12 months after termination.

(3)          Pursuant to the terms of the restricted stock award agreements, the award will become fully vested upon the executive’s death.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2006, Messrs. Jump, Lockwood and Snow served on the Compensation Committee. With the exception of Mr. Snow, none of the Compensation Committee members was formerly or during fiscal 2006 an officer or employee of the Company or its subsidiaries, or at any other time had any relationship requiring disclosure under Item 404 of Regulation S-K. Mr. Snow served as our Chief Financial Officer from July 1994 until May 1996. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC.

John J. Jump (Chairman)

James C. Lockwood

William B. Snow

Certain Relationships and Related Transactions

Air Conditioning Associates, Inc., or ACA, is owned by the father-in-law and brother-in-law of Mr. Malugen, our Chairman of the Board, President and Chief Executive Officer. ACA administers the repair and maintenance function for the Company’s store base and corporate offices in addition to providing HVAC materials and related services. We have achieved overall cost savings under this management agreement and have improved our system for managing company-wide repair and maintenance needs. During the fiscal year ended December 31, 2006, we paid ACA approximately $549,002. We had no outstanding accounts payable to ACA as of December 31, 2006. On January 9, 2007, we entered into a contract with ACA to provide these services following a “request for proposal” process reviewed by our Audit Committee.

J. Todd, Inc., d/b/a Todd & Sons, which we refer to as Todd & Sons, is owned by the brother of Mr. Todd, our Executive Vice President, Secretary, General Counsel and Chief Compliance Officer. Todd & Sons supplies the Company with certain clothing and promotional items on an as needed basis. We have no minimum purchase requirements or contractual obligations with Todd & Sons. During the fiscal year ended December 31, 2006, we paid Todd & Sons $202,679. We had $2,924 in outstanding accounts payable to Todd & Sons as of December 31, 2006.

We lease from MEL, LLC approximately 3,500 square feet of retail space in a shopping center in Dothan, Alabama for one of our Movie Gallery stores. Mr. Malugen, our Chairman of the Board, President and Chief Executive Officer, holds a one-third interest in MEL. The initial lease term commenced in February 2003 and is for five years with three, three-year renewal options. The lease payments required under the initial five-year term of the lease total approximately $144,000. During the fiscal year ended December 31, 2006, we paid MEL approximately $30,741 for lease payments.

We have entered into separate but identical indemnity agreements, which we refer to as the Indemnity Agreements, with each of our directors. These agreements provide that we will indemnify each indemnitee to the fullest extent authorized or permitted by law against payment of and liability for any and all expenses actually and reasonably incurred by the indemnitee, including, but not limited to, judgments, fines, settlements and expenses of defense, payable by reason of the fact that the indemnitee is or was a director of the Company or is or was serving, at our request, as a director, officer, employee or agent of another corporation, provided it is determined that the indemnitee acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Indemnity Agreements also provide that all costs and expenses incurred by the indemnitee in defending or investigating such claim shall be paid by us, unless we, independent legal counsel or stockholders determine that: (i) the indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company; (ii) in the case of any criminal action or proceeding, the indemnitee had reasonable cause to believe his conduct was unlawful; or (iii) the indemnitee intentionally breached his duty to us or our stockholders.

We believe that the terms of all transactions described above are no less favorable than terms that could have been obtained from third parties.

Our Board of Directors has adopted a written related party transactions policy, which provides that all transactions between the Company and its officers or directors are subject to approval by the Audit Committee of the Board of Directors. When evaluating a related party transaction, the Audit Committee considers, among other factors,

•       the identity of the related party and the nature of their affiliation with the Company;

•       the nature and amount of the proposed transaction;

•       whether the terms of the transaction are more or less favorable than terms available from third parties on an arms-length basis; and

•       the anticipated impact on our financial statements and disclosures.

Equity Compensation Plan Information

The following table sets forth information about our equity compensation plans as of December 31, 2006. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	(a) Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average of Exercise Price of Outstanding Options, Warrants and Rights	(c) Shares of Common Stock Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	779,820	$14.47	3,124,913	(1)
Equity Compensation Plans not Approved by Stockholders	—	—	—
Total	779,820	$14.47	3,124,913

(1)          Reflects shares available for issuance under the Movie Gallery, Inc. 2003 Stock Plan pursuant to the grant or exercise of stock options, stock appreciation rights and restricted stock.

PROPOSAL 2—APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMMON STOCK AND PREFERRED STOCK

On April 12, 2007, the Board of Directors adopted resolutions approving and authorizing an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and preferred stock, par value $0.10 per share (the “Preferred Stock”) as described below. Our Board of Directors further directed that the amendment be submitted to a vote of the stockholders at the Annual Meeting. The Board has determined that it is in the best interests of the Company and the stockholders and unanimously recommends approval by the stockholders.

We are asking stockholders to approve an amendment to the first paragraph of Article Fourth of the Company’s Certificate of Incorporation, which would increase the number of authorized shares of Common Stock from 65,000,000 to 250,000,000 and the number of authorized shares of Preferred Stock from 2,000,000 to 10,000,000. The amendment would read in its entirety as follows:

“The Corporation is authorized to issue two classes of stock, to be designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares which the Corporation is authorized to issue is two hundred sixty million (260,000,000) shares. The number of shares of Common Stock authorized to be issued is two hundred fifty million (250,000,000), with a par value of $0.001 per share. The number of shares of Preferred Stock authorized to be issued is ten million (10,000,000), with a par value of $0.10 per share.”

The amendment to the Company’s Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. On this proposal, abstentions are treated as being entitled to vote and will have the same effect as votes against ratification. Because the approval of the amendment is a non-routine matter and requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon, broker non-votes will have the same practical effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2, THE APPROVAL OF THE AMENDMENT TO THE MOVIE GALLERY, INC. CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK.

Reasons for the Proposal

Of the 65,000,000 currently authorized shares of Common Stock, 33,159,718 shares were issued and outstanding as of April 20, 2007. In addition, as of April 20, 2007, the Company had reserved up to 3,904,733 shares of Common Stock for issuance under the Company’s equity compensation plans and equity awards. Only 27,935,549 shares were unissued (or held in treasury) and unreserved on April 20, 2007. The Board of Directors has proposed this amendment to ensure that the Company has sufficient shares available for general corporate purposes including equity financings, acquisitions, establishing strategic relationships with corporate partners, providing equity incentives to employees, and payments of stock dividends, stock splits or other recapitalizations. In the future, the Company may consider acquisitions, equity financings, strategic relationships and other transactions as market conditions warrant or other opportunities arise. Without an increase in the shares of Common Stock and Preferred Stock authorized for issuance, the Company might not be able to consummate any such transaction in a timely manner. The increase in the number of authorized shares of Preferred Stock is also intended to ensure that an appropriate number of shares are available for issuance pursuant to the exercise of rights to purchase Series A Junior Participating Preferred Stock under our Shareholder Rights Plan. Except for shares reserved under the Company’s equity compensation plans and equity awards, the Board of Directors has no present plans, arrangements, undertakings or commitments to issue any shares of Common Stock or Preferred Stock.

Effect

If the stockholders approve the proposed amendment, the additional authorized shares would be available for issuance without further action by the stockholders, except as required by applicable law, regulatory agencies or Nasdaq rules. Under current Nasdaq rules, stockholders must approve certain significant issuances of stock, including the establishment of certain stock option or purchase plans, issuances resulting in a change of control, issuances in connection with the acquisition of the stock or assets of another company resulting in a 20% or more increase in the Company’s outstanding shares or voting power, and the sale of stock equal to 20% or more of the Company’s outstanding shares or voting power at a discount from market prices. Therefore, even if stockholders approve the proposed amendment, the Board of Directors will not be able to cause the Company to issue shares in any of the circumstances specified in the Nasdaq rules without obtaining further approval from the stockholders. The types of transactions that would not require further stockholder approval include stock splits, stock dividends and public or private offerings of stock that do not exceed the thresholds established by or conflict with the Nasdaq rules.

The increase in the number of authorized shares of Common Stock pursuant to this proposal would have no dilutive effect upon the proportionate ownership or voting power of the Company’s present stockholders. However, holders of Common Stock are not entitled to preemptive rights with respect to the issuance of additional shares of Common Stock. Accordingly, to the extent that shares are subsequently issued to persons other than the Company’s current stockholders or in proportions other than the current proportion, the issuance of additional shares of Common Stock could have a substantial dilutive effect on the Company’s current stockholders.

Because there are currently no shares of our Preferred Stock issued and outstanding, the amendment will have no dilutive effect upon the proportionate ownership or voting power of the Company’s present stockholders. However, holders of Common Stock are not entitled to preemptive rights with respect to the issuance of additional shares of Preferred Stock. Accordingly, to the extent that shares are subsequently issued to persons other than the Company’s current stockholders or in proportions other than the current proportion, the issuance of additional shares of Preferred Stock could have a substantial dilutive effect on the Company’s current stockholders.

If approved by the stockholders, the increase in the number of authorized shares will become effective upon the filing with the Secretary of State of the State of Delaware of an amendment to the Company’s Certificate of Incorporation setting forth the proposed amendment to Article Fourth. In accordance with Delaware law, the Board of Directors may, in its discretion, abandon the proposed amendment to Article Fourth, notwithstanding the approval of the amendment by the stockholders, if the Board determines that it is advisable and in the Company’s best interest not to proceed with the proposed amendment.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 6, 2008

The Audit Committee of the Board of Directors has approved Ernst & Young LLP as the Company’s independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 6, 2008. Ernst & Young LLP audited our financial statements and also provided certain accounting services for the fiscal year ended December 31, 2006.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions of our stockholders.

We are asking stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although we are not required to seek stockholder approval for the ratification of our independent registered public accounting firm, we are submitting the proposal to our stockholders as a matter of good corporate practice. If our stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority of the shares present, in person or by proxy, at the annual meeting and entitled to vote is required for approval of the ratification of Ernst & Young LLP. On this proposal, abstentions are treated as being entitled to vote and will have the same effect as votes against ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Related Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our financial statements for the fiscal years ended December 31, 2006 and January 1, 2006, and fees for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year Ended
Type of Fees	December 31, 2006	January 1, 2006
Audit Fees(1)	$3,715,559	$4,522,307
Audit-Related Fees(2)	42,498	61,086
Tax Fees(3)	57,000	154,293
All Other Fees(4)	1,500	—
Total	$3,816,557	$4,737,686

(1)          Audit Fees—These are fees for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, the audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting and the required reviews of our financial statements included in our quarterly reports on Form 10-Q.

(2)          Audit-Related Fees—These are fees billed to us for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions and attestation services that are not required by statute or regulation, performed by Ernst & Young

LLP for fiscal 2006 and fiscal 2005, that are reasonably related to the performance of the audit or review of our financial statements. Audit-related fees for fiscal 2006 related to due diligence in connection with potential transactions and consultations in connection with preparing responses to SEC comment letters. Audit-related fees for fiscal 2005 related to due diligence in connection with our acquisition of Hollywood.

(3)          Tax Fees—These are fees for professional services performed by Ernst & Young LLP related to tax compliance, tax advice and tax planning. Fiscal 2006 and fiscal 2005 tax fees were for tax advice and consultations on structure related to our acquisition of Hollywood.

(4)          All Other Fees—For fiscal 2006, other fees consisted of subscriptions to on-line accounting resource materials provided by Ernst & Young LLP. Ernst & Young LLP did not provide any other services for fiscal 2005.

Our Audit Committee has reviewed the services rendered and the fees billed by Ernst & Young LLP for fiscal 2006. The Audit Committee has determined that the services rendered and the fees billed for fiscal 2006 that were not related to the audit of our financial statements are compatible with the independence of Ernst & Young LLP as our independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services performed by our independent registered public accounting firm, including those audit and non-audit services performed in fiscal 2006. Under the Audit Committee policy, advance approval is required of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

Report of the Audit Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference previous or future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any of such filings.

The Audit Committee of the Company is composed entirely of independent directors in compliance with the audit committee independence requirements adopted by the SEC and Nasdaq. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to (1) the quality and integrity of the financial reports of the Company, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of the Company’s internal audit function, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.moviegallery.com. The members of the Audit Committee are William B. Snow, James C. Lockwood and John J. Jump.

The Audit Committee Members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company’s Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Audit Committee met privately with the independent auditors and discussed issues deemed significant by the independent auditors, including those required by Statements on Auditing Standards No. 61 and No. 90 (Audit Committee Communications). In addition, the Committee received and reviewed the written disclosures and letter from the independent auditors and has discussed with the independent auditors the auditors’ independence from management and the Company, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of non-audit services with the auditors’ independence.

In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board approved, the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee provides the foregoing report for inclusion in the proxy statement:

William B. Snow, Chairman
James C. Lockwood
John J. Jump

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, as of April 20, 2007, by the following individuals or groups:

•       Each of our directors;

•       Each of our named executive officers;

•       All of our directors and executive officers as a group; and

•       Each person, or group of affiliated persons, who we know beneficially owns more than 5% of our outstanding common stock.

Except as indicated by footnote, and except for community property laws where applicable, we believe, based on information provided to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 33,159,718 shares of common stock outstanding as of April 20, 2007.

Name and Address(1)	Number of Shares(2)	Percent
Directors and Executive Officers:
Joe T. Malugen(3)	3,725,356	11.2%
H. Harrison Parrish(4)	1,024,715	3.1
Jeffrey S. Stubbs(5)	103,322		*
S. Page Todd(6)	223,040		*
Thomas D. Johnson, Jr.(7)	55,000		*
Mark D. Moreland	—	—
Timothy R. Price	—	—
Keith A. Cousins(8)	61,250		*
John J. Jump(9)	36,333		*
James C. Lockwood(10)	36,333		*
William B. Snow(11)	58,833		*
All Directors and Executive Officers as a group (13 persons)(12)	5,435,333	16.2
Others:
LaGrange Capital Partners, L.P.
LaGrange Capital Partners Offshore Fund, Ltd.
LaGrange Capital Administration, L.L.C.
Frank LaGrange Johnson (13)	2,141,213	6.5
Schultze Master Fund, Ltd. Schultze Asset Management, LLC George J. Schultze(14)	4,268,314	12.9

*                    Less than 1%.

       (1) Unless otherwise specified, the address of each beneficial owner listed in the table above is c/o Movie Gallery, Inc., 900 West Main Street, Dothan, Alabama 36301.

       (2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. Shares issued to the identified person pursuant to options exercisable within 60 days of April 20, 2007 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person and the percentage of all directors and executive officers as a group, but are not treated as outstanding for computing the percentage ownership of any other person.

       (3) Includes 62,500 shares of restricted stock over which Mr. Malugen currently has sole voting power.

       (4) Includes 20,834 shares of restricted stock over which Mr. Parrish currently has sole voting power.

       (5) Includes 59,750 shares subject to options currently exercisable or exercisable within 60 days of April 20, 2007. Includes 30,000 shares of restricted stock over which Mr. Stubbs currently has sole voting power.

       (6) Includes 1,215 shares held as custodian for Mr. Todd’s daughter and 149,750 shares subject to options currently exercisable or exercisable within 60 days of April 20, 2007. Includes 30,000 shares of restricted stock over which Mr. Todd currently has sole voting power.

       (7) Includes 18,750 shares subject to options currently exercisable or exercisable within 60 days of April 20, 2007. Includes 27,500 shares of restricted stock over which Mr. Johnson currently has sole voting power.

       (8) Includes 20,000 shares subject to options currently exercisable or exercisable within 60 days of April 20, 2007. Includes 30,000 shares of restricted stock over which Mr. Cousins currently has sole voting power.

       (9) Includes 20,000 shares subject to options currently exercisable or exercisable within 60 days of April 20, 2007. Includes 10,000 shares of restricted stock over which Mr. Jump currently has sole voting power.

(10) Includes 20,000 shares subject to options currently exercisable or exercisable within 60 days of April 20, 2007. Includes 10,000 shares of restricted stock over which Mr. Lockwood currently has sole voting power.

(11) Includes 20,000 shares subject to options currently exercisable or exercisable within 60 days of April 20, 2007. Includes 10,000 shares of restricted stock over which Mr. Snow currently has sole voting power.

(12) Includes shares described in the notes above as applicable, including an aggregate of 350,750 shares subject to options currently exercisable or exercisable within 60 days of April 20, 2007 and an aggregate of 285,834 shares of restricted stock over which the director or executive officer currently has sole voting power.

(13) The business address of  LaGrange Capital Partners, L.P. (“LCP”), LaGrange Capital Partners Offshore Fund, Ltd. (“LCPOF”), LaGrange Capital Administration, L.L.C. (“LCA”) and Frank LaGrange Johnson is 1270 Avenue of the Americas, Suite 2200, New York, New York 10020. The number of shares reported is based upon a Schedule 13G jointly filed with the SEC on February 14, 2007 by LCP, LCPOF, LCA and Mr. Johnson. Mr. Johnson is the sole member of the general partner of LCP and the sole member of LCA. LCA is the investment manager of LCPOF. Consists of 1,544,275 shares over which LCP has shared voting and dispositive power, 583,938 shares over which LCPOF has shared voting and dispositive power, 2,128,213 shares over which LCA has shared voting and dispositive power and 13,000 shares over which Mr. Johnson has sole voting and dispositive power.

(14) The business address of Schultze Master Fund, Ltd. is c/o SS&C Fund Services, N.V., Curacao, The Netherlands, Antilles, and the business address of Schultze Asset Management, LLC is 3000 Westchester Avenue, Purchase, New York 10577. The number of shares reported is based upon a Schedule 13D jointly filed with the SEC on April 26, 2006 by Schultze Master Fund, Ltd., Schultze

Asset Management, LLC and George J. Schultze. Schultze Asset Management, LLC is an investment manager for Schultze Master Fund, Ltd. Mr. Schultze is the Managing Member of Schultze Asset Management, LLC. Except for Schultze Master Fund, Ltd., each of the foregoing has shared voting and dispositive power with respect to all of the shares. Schultze Master Fund, Ltd. has shared voting and dispositive power over 4,010,286 shares.

OTHER MATTERS

As of the date of this proxy statement, we know of no other business that will be presented for consideration at the annual meeting in addition to those items referred to above. If any other matter is properly brought before the annual meeting for action by our stockholders, proxies will be voted in accordance with the best judgment of the proxy holder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of our common stock to file certain reports with respect to their beneficial ownership of our common stock. Officers, directors and ten percent beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of copies of reports filed with the SEC and submitted to us since January 1, 2006, and on written representations by certain of our directors and executive officers, we believe that except for the failure to file timely a report of a disposition by Mr. Malugen in connection with the settlement of a forward sale contract due to administrative oversight, all of our directors, executive officers and ten percent beneficial owners filed all required reports on a timely basis during fiscal 2006.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

A stockholder interested in submitting a proposal for inclusion in our proxy materials for the 2008 annual meeting of stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To present a proposal at the 2008 annual meeting of stockholders, a stockholder must deliver the proposal to Movie Gallery, Inc., S. Page Todd, Corporate Secretary, 900 West Main Street, Dothan, Alabama 36301 not later than January 4, 2008, if the proposal is submitted for inclusion in our proxy materials for that meeting.

Stockholders intending to present business at our 2008 annual meeting, but not intending to have the proposal included in our proxy materials pursuant to Rule 14a-8, must comply with the requirements set forth in our Bylaws. To bring business before an annual meeting, our Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws to our Corporate Secretary not less than 120 days prior to the anniversary of the date of our proxy statement for the preceding year’s annual meeting. Therefore, we must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than January 4, 2008. If the notice is received after January 4, 2008, it will be considered untimely and under our Bylaws, may not be presented at the annual meeting.

Any stockholder wishing to submit a nominee for director must comply with the procedures for such a nomination set forth in our Bylaws. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Movie Gallery, Inc., S. Page Todd, Corporate Secretary, 900 West Main Street, Dothan, Alabama 36301.

ANNUAL REPORT ON FORM 10-K

A copy of our 2006 Annual Report on Form 10-K accompanies this Proxy Statement. You may also obtain a copy of our 2006 Form 10-K without charge by writing to:

Movie Gallery, Inc.
Attn: Investor Relations
900 Main Street
Dothan, Alabama 36301

We will furnish to you at no charge any exhibit to the 2006 Annual Report on Form 10-K that you specifically request. Our 2006 Annual Report on Form 10-K is also available by accessing the investor relations section of our website at www.moviegallery.com or by accessing the Securities and Exchange Commission’s EDGAR database at www.sec.gov. We are not incorporating the information on our website into this proxy statement, and our website and the information appearing on our website are not included in, and are not part of, this proxy statement.

By Order of the Board of Directors

Joe T. Malugen Chairman of the Board

Dothan, Alabama
May 4, 2007

MOVIE GALLERY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Stock of MOVIE GALLERY, INC. (the “Company”) hereby appoints S. PAGE TODD and JEFFRY B. GORDON, and each of them, proxies of the undersigned, each with full power to act without the other and with the power of substitutions, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Atlanta Marriott Suites Midtown, 35 14th Street N.E., Atlanta, Georgia 30309 on Thursday, June 7, 2007, at 10:00 a.m. (Eastern Time), and at any adjournments thereof, and to vote all shares of Common Stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof.  The undersigned also acknowledges receipt of the notice of Annual Meeting of Stockholders to be held June 7, 2007, the Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, furnished herewith.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE HEREOF, AND WILL BE VOTED IN FAVOR OF ANY MATTERS AS TO WHICH NO INSTRUCTIONS ARE INDICATED.  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

☒           Please mark votes as in this example.

1.	Election of Directors.
Nominees standing for election: Malugen, Parrish, Jump, Lockwood and Snow

	☐ FOR	☐ WITHHOLD AUTHORITY	☐
For all nominees except as noted above

2.

Proposal to approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 65,000,000 to 250,000,000 and the number of authorized shares of preferred stock from 2,000,000 to 10,000,000

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm

	☐ FOR	☐ AGAINST	☐ ABSTAIN

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature:

Signature:

Date:

Please sign exactly as name appears below.  When shares are held jointly, all joint owners must sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

New Address: